Exhibit 21
AVIAT NETWORKS, INC.
SUBSIDIARIES AS OF JULY 2, 2010
(100% direct or indirect ownership by Aviat Networks, Inc.)

State or Other Jurisdiction
Name of Subsidiary	of Incorporation
Harris Stratex Networks Algeria S.A.R.L.	Algeria
Harris Communication Argentina SA	Argentina
Aviat Networks (Australia) Pty. Ltd.	Australia
Aviat Networks (Bangladesh) Limited	Bangladesh
Aviat Networks Brasil Servicos em Communicacoes Ltda.	Brazil
Stratex Networks do Brasil Ltda.	Brazil
Aviat Networks Canada ULC	Canada
Aviat Communications Technology (Shenzhen) Company Ltd.	The People’s Republic of China
Harris Communication France S.A.S.	France
Stratex Networks S.A.R.L.	France
Aviat Networks Ghana Limited	Ghana
Aviat Networks Holland B.V.	The Netherlands
Aviat Networks HK Limited	Hong Kong
Aviat Networks (India) Private Limited	India
Telsima Communications Private Limited	India
Pt. Aviat Networks Indonesia	Indonesia
Aviat Networks Côte d’Ivoire	Ivory Coast
Aviat Networks (Kenya) Limited	Kenya
Aviat Networks Malaysia Sdn. Bhd.	Malaysia
Digital Microwave (Mauritius) Private Limited	Mauritius
Aviat Networks México S.A. de C.V.	Mexico
Aviat Networks (NZ) Limited	New Zealand
Harris Communications Systems Nigeria Limited	Nigeria
Stratex Networks Nigeria Limited	Nigeria
Aviat Networks (Clark) Corporation	The Philippines
Aviat Networks Philippines, Inc.	The Philippines
Aviat Networks Polska Sp. z.o.o.	Poland
Aviat Networks (S) Pte. Ltd.	Republic of Singapore
Telsima storitveno podjetje, d.o.o.	Slovenia
Aviat Networks (South Africa) (Proprietary) Limited	Republic of South Africa
MAS Technology Holdings (Proprietary) Limited	Republic of South Africa
DMC Stratex Networks (South Africa) (Proprietary) Limited	Republic of South Africa
Aviat Networks Tanzania Limited	Tanzania
Aviat Networks (Thailand) Ltd.	Thailand
Aviat Networks (UK) Limited	Delaware
Aviat International Holdings, Inc.	Delaware
Aviat U.S., Inc.	Delaware
Telsima Corporation	Delaware